Exhibit 4.1

Execution Version

SECOND AMENDMENT TO CREDIT AGREEMENT

dated as of September 6, 2018

To the Lenders parties to the Credit Agreement defined below and the Administrative Agent and Issuing Bank referred to therein

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of September 11, 2017 (as amended by the First Amendment to Credit Agreement dated as of October 30, 2017, the “Credit Agreement”) among The Sherwin-Williams Company, an Ohio corporation, as the Company, the institutions from time to time parties thereto as Lenders, Goldman Sachs Bank USA, as Administrative Agent (the “Administrative Agent”), and Goldman Sachs Mortgage Company (“GSMC”), as Issuing Bank. Capitalized terms used herein and not otherwise defined herein have the meanings given such terms in the Credit Agreement.

The Company hereby requests that the Credit Agreement be amended as provided below.

Section 1. Amendment to Credit Agreement. The parties agree that, subject to the satisfaction or waiver of the conditions precedent to effectiveness set forth in Section 2 below and on and as of the Second Amendment Effective Date (as defined below), the Credit Agreement is hereby amended as follows:

(i)    Section 1.01 of the Credit Agreement is hereby amended by:

(a)    inserting the following defined term in proper alphabetical order:

“Commitment Reduction Date(s)” means each date set forth on Schedule 2.01 upon which any reduction in Commitments is scheduled to occur, including the Maturity Date.”

(b)    amending the defined term “Business Day” by replacing the words “Irving, Texas” with the words “Dallas, Texas”.

(c)    amending the defined term “Interest Period” by inserting a new clause (c) to read as follows:

- “, (c) no Interest Period may be selected that would extend beyond any Commitment Reduction Date unless the sum of (x) the aggregate principal amount of all Eurodollar Borrowings that would have an Interest Period ending after such Commitment Reduction Date plus (y) the LC Exposure shall not exceed the aggregate Commitments scheduled to be in effect immediately after giving effect to such reduction of the Commitments on such Commitment Reduction Date”; and

- renumbering the next clause as clause (d).

(d)    amending the defined term “Material Adverse Effect” by inserting the following proviso immediately before the period at the end thereof:

“; provided, however that any event or circumstance related to any public nuisance claim in the State of California so long as the aggregate amounts in respect of any judgment, settlement or other payment pursuant to an agreement related thereto do not exceed $1,150,000,000 shall not constitute a “Material Adverse Effect” hereunder.”

(e)    amending and restating the defined term “Maturity Date” in its entirety to read: ““Maturity Date” means June 20, 2023”.

(ii)    Section 2.04(a) of the Credit Agreement is hereby amended by inserting the following sentence immediately at the end thereof:

“The Letter of Credit shall contain a Schedule 1 thereto, appropriately completed such that the scheduled reductions in the Commitments pursuant to Section 2.07(b) are appropriately reflected therein so that the sum of the Total Exposures of all the Lenders is at no time scheduled to exceed the aggregate amount of the Commitments scheduled to be in effect on such date after giving effect to any Commitment reductions scheduled to take effect pursuant to Section 2.07(b).”

(iii)    Section 2.07 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Section 2.07 Termination of Commitments; Reduction of Commitments.

(a)    Maturity Date. Unless previously terminated pursuant to the terms hereof, the Commitments shall terminate on the Maturity Date.

(b)    Scheduled Reductions. If Schedule 2.01 as in effect at any time shall indicate that the Commitments shall be reduced on any date then, unless previously terminated, the Commitments shall be reduced by the indicated amounts at 5:00 p.m. (New York City time) on such date.

(c)    Voluntary Reductions.

(i)    The Company may at any time terminate, or from time to time reduce, the aggregate amount of the Commitments; provided that (i) each reduction of the Commitments shall be in

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an amount that is an integral multiple of $1,000,000 and not less than $5,000,000, (ii) the Company shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.09, the sum of the Total Exposures of all the Lenders would exceed the total Commitments and (iii) the Company shall satisfy all its obligations, if any, under Sections 2.14 and 9.03(a) and 9.03(b) in respect of such termination or reduction and any concurrent repayment.

(ii)    The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments under subsection (b) of this Section at least three Business Days (or such shorter period as agreed to by the Administrative Agent) prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.

(d)    Ratable Reductions. Each reduction of the Commitments shall be made ratably among the Lenders based on their respective Commitments. Schedule 2.01 shall be deemed amended to take into account any termination or reduction of the Commitments in accordance with this Section 2.07.”

(iv)    Section 2.08(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(a)    The Company hereby unconditionally promises to pay to the Administrative Agent for application in accordance with Section 2.16: (i) on the Maturity Date, the outstanding principal amount of each Loan, and (ii) on the date of each scheduled Commitment reduction set forth on Schedule 2.01, the amount, if any, by which the Total Exposures of all the Lenders would exceed the aggregate amount of the Commitments scheduled to be in effect immediately after giving effect to such reduction of the Commitments on such date.”

(v)    Section 6.01(b) of the Credit Agreement is hereby amended by replacing the words “15% of Consolidated Net Tangible Assets” with the words “20% of Consolidated Net Tangible Assets”.

(vi)    Section 9.02(b)(iii) of the Credit Agreement is hereby amended by replacing the words “postpone the scheduled date of expiration” with the words “postpone the scheduled date of scheduled reduction or expiration”.

(vii)    The Issuing Bank’s address wherever it may appear in the Credit Agreement as amended is hereby amended and restated in its entirety to read: “2001 Ross Avenue, 29th Floor, Dallas, TX 75201”.

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(viii)    Exhibit E. Exhibit E to the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the new Exhibit E in the form attached as Annex A hereto.

(ix)    Schedule 2.01. Schedule 2.01 to the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with the new Schedule 2.01 in the form attached as Annex B hereto.

Section 2. Conditions to Effectiveness. Section 1 of this Second Amended and Restated Credit Agreement (this “Second Amendment”) shall be effective as of September 6, 2018 (the “Second Amendment Effective Date”) when and if:

(i)    the Company, the Issuing Bank and each Lender shall have executed and delivered to the Administrative Agent executed counterparts of this Second Amendment;

(ii)    the Administrative Agent shall have received one or more counterparts of the Second Amended and Restated Letter Agreement, dated as of September 6, 2018 (the “Second Amended and Restated Fee Letter”), which amends the Amended and Restated Letter Agreement, duly executed by the Company and GSMC;

(iii)    the Administrative Agent shall have received (a)(1) a certificate of the Secretary or an Assistant Secretary of the Company to the effect that the resolutions authorizing the execution, delivery and performance of the Credit Agreement, the Reimbursement Agreement and the Fee Letter remain in full force and effect, have not been rescinded, amended or otherwise modified and authorize the amendments made in this Second Amendment and the Second Amended and Restated Fee Letter, (2) such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing, if applicable, of the Company, and the enforceability of the Second Amendment and the Second Amended and Restated Fee Letter and the Credit Agreement as amended thereby, (b) an opinion, dated the Second Amendment Effective Date, of either Jones Day, special counsel for the Company, or in-house counsel for the Company relating to the due authorization of this Second Amendment and the Second Amended and Restated Fee Letter and (c) a Company Certificate, dated the Second Amendment Effective Date, confirming compliance with the conditions set forth in clauses (b) and (c) of the first sentence of Section 4.02 of the Credit Agreement and this Second Amendment, in the case of clauses (a), (b) and (c) all in form and substance reasonably satisfactory to the Administrative Agent and its counsel; and

(iv)    the representations and warranties of the Company set forth in Section 3 below shall be true and correct on and as of the Second Amendment Effective Date as though made on and as of such date, and at the time of and immediately after giving effect to this Second Amendment, no Default shall have occurred and be continuing.

The Administrative Agent shall provide the Company, the Lenders and the Issuing Bank written notice immediately upon the occurrence of the Second Amendment Effective Date.

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Section 3. Representations and Warranties. The Company represents and warrants that (i) the representations and warranties contained in Article III of the Credit Agreement, as amended hereby (with each reference therein to “this Agreement”, “hereunder”, any “Loan Document” and words of like import referring to the Credit Agreement or the Fee Letter being deemed to be a reference to this Second Amendment, the Credit Agreement, as amended hereby, and the Second Amended and Restated Fee Letter), are true and correct in all material respects on and as of the date hereof as though made on and as of such date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date), and (ii) no event has occurred and is continuing, or would result from the execution and delivery of this Second Amendment or the Second Amended and Restated Fee Letter, that constitutes a Default.

Section 4. Effect on the Loan Documents. The execution, delivery and effectiveness of this Second Amendment and the Second Amended and Restated Fee Letter shall not operate as a waiver of any right, power or remedy of the Issuing Bank, any Lender or the Administrative Agent under any Loan Document, or constitute a waiver of any provision of any Loan Document. Except as expressly amended in this Second Amendment and pursuant to the Second Amended and Restated Fee Letter, each Loan Document is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. This Second Amendment shall be binding on the parties hereto and their respective successors and permitted assigns under the Credit Agreement.

Section 5. Costs, Expenses and Taxes. The Company agrees to pay promptly all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Second Amendment and any other instruments and documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent with respect thereto.

Section 6. Miscellaneous. This Second Amendment shall constitute a Loan Document and shall be subject to the provisions of Article IX of the Credit Agreement, which is incorporated by reference herein, mutatis mutandis.

If you consent and agree to the foregoing, please evidence such consent and agreement by (i) executing and returning a counterpart to this Second Amendment by facsimile or e-mail to Annie Sinofsky (fax no. 212-377-6077 / e-mail: fsinofsky@mosessinger.com) and (ii) promptly thereafter executing and returning four (4) original counterparts to this Second Amendment by overnight mail to Moses & Singer LLP, 405 Lexington Avenue, New York, NY, 10174, Attention: Annie Sinofsky.

[remainder of page intentionally left blank]

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Very truly yours,

THE SHERWIN-WILLIAMS COMPANY, as Company

By:	/s/ Jeffrey J. Miklich
Name:	Jeffrey J. Miklich
Title:	Vice President and Treasurer

[SIGNATURE PAGE TO SECOND AMENDMENT TO CREDIT AGREEMENT – THE SHERWIN-WILLIAMS COMPANY]

Consented and Agreed to:

GOLDMAN SACHS BANK USA, as Administrative Agent and as Lender

By:	/s/ David C. Bear
Name:	David C. Bear
Title:	Authorized Signatory

GOLDMAN SACHS MORTGAGE COMPANY, as Issuing Bank

By:	Goldman Sachs Real Estate Funding Corp., its General Partner

By:	/s/ Michael Rost
Name:	Michael Rost
Title:	Authorized Signatory

[SIGNATURE PAGE TO SECOND AMENDMENT TO CREDIT AGREEMENT - THE SHERWIN-WILLIAMS COMPANY]

ANNEX A

TO

SECOND AMENDMENT TO CREDIT AGREEMENT

*        *        *         *        *        *

EXHIBIT E

to Credit Agreement

[FORM OF] IRREVOCABLE STANDBY LETTER OF CREDIT

GOLDMAN SACHS MORTGAGE COMPANY

C/O GOLDMAN SACHS LOAN OPERATIONS

ATTN: LETTER OF CREDIT DEPARTMENT MANAGER

2001 ROSS AVENUE, 29TH FLOOR

DALLAS, TX 75201

DATE: [                    ]

APPLICANT: THE SHERWIN-WILLIAMS COMPANY ATTN: VICE PRESIDENT AND TREASURER 101 W. PROSPECT AVENUE CLEVELAND, OH 44115 TELECOPY: (216) 566-2984	BENEFICIARY: GOLDMAN SACHS BANK USA ATTN: IVA VUKINA 200 WEST STREET, 7th FLOOR NEW YORK, NY 10282 TELEPHONE: (212) 357-9494

LETTER OF CREDIT NUMBER: [ ]	EXPIRY DATE: [ ]

DEAR SIR OR MADAM:

We, Goldman Sachs Mortgage Company (hereinafter, the “Issuer”), hereby establish our irrevocable standby letter of credit (this “Letter of Credit”) in favor of the above referenced beneficiary (hereinafter, the “Beneficiary”) for the account of the above referenced applicant (hereinafter, the “Applicant”) in the aggregate amount of [AMOUNT IN WORDS] AND [    ]/100 UNITED STATES DOLLARS ($[AMOUNT IN NUMERALS]) (subject to reduction or increase as described below, the “Stated Amount”).

This Letter of Credit has been issued in the Beneficiary’s favor in support of any or all of the letters of credit already issued by the Beneficiary or to be issued by the Beneficiary from time to time hereafter for the account of the Applicant pursuant to the Continuing Agreement for Standby Letters of Credit, dated as of September 11, 2017 (as may be amended, supplemented or otherwise modified from time to time, the “Primary LC Agreement”) between the Applicant and the Beneficiary (such letters of credit, as may be amended, supplemented or otherwise modified from time to time, being hereafter referred to collectively as the “Primary LCs”).

The Stated Amount shall adjust from time to time, without amendment, to account for (i) drawings hereunder that we have honored (in each case the Stated Amount of this Letter of Credit shall be reduced by the amount of such drawing), (ii) cancellation, reduction (other than scheduled reductions which are provided for in clause (iii) below) or expiration of Primary LCs, in each case upon receipt by us of the beneficiary’s notice describing such cancellation, reduction (other than scheduled reductions which are provided for in clause (iii) below) or expiration (reduced in the amount of the available amount of the Primary LCs that have been cancelled or expired or reduced, as applicable, in the amount of such reduction), (iii) any scheduled reductions set forth on Schedule 1 attached hereto, and (iv) any increase in the Stated Amount of any Primary LC, or issuance by the Beneficiary from time to time after the date hereof of any Primary LC (increased in the amount of such increase or in the amount of the available amount of such issued Primary LC, as applicable), subject in the case of any increase or issuance described in clause (iv) to confirmation by us prior to such increase of the Stated Amount hereunder (before giving effect to any increase in the stated amount hereunder). Notwithstanding anything to the contrary contained in this Letter of Credit, in no event shall the amount available hereunder exceed $[AMOUNT IN NUMERALS] ([AMOUNT IN WORDS] UNITED STATES DOLLARS), reduced from time to time, without amendment, by any scheduled reductions set forth on Schedule 1 attached hereto (such maximum available amount referred to in this sentence, subject to reduction as provided in this sentence, the “Maximum Amount”).

Funds under this Letter of Credit are available by payment as described below from our office in New York, New York, following presentation on or prior to the Expiry Date at our office specified below of a dated draw certificate (the “Draw Certificate”) issued on letterhead of the Beneficiary and purportedly signed by an authorized representative in the form of Exhibit A hereto.

In addition, presentation of such draw certificate may also be made by facsimile transmission to 917-977-4587 or such other fax number identified by Issuer in a written notice to you. If a presentation is made by facsimile transmission, you shall (i) provide telephone notification thereof to the Issuer at 972-368-2790 or notification by email to the Issuer at gs-loc-operations@ny.email.gs.com prior to initiating such facsimile and (ii) send the original of such draw certificate by overnight courier to our office, c/o Goldman Sachs Loan Operations, Attn: Letter of Credit Department Manager, 2001 Ross Avenue, 29th Floor Dallas, TX 75201. If a draw certificate is presented by facsimile transmission, the Issuer may, in its sole discretion, act upon any such transmission without the need of obtaining such prior notification thereof or the original of such facsimile transmission.

The Stated Amount shall be available for drawing by the above-named Beneficiary as set forth below.

This Letter of Credit shall expire at 5:00 p.m. local time in New York, New York, on the Expiry Date set forth above. Demands for payment under this Letter of Credit may be made by Beneficiary from time to time on or before the stated Expiry Date, or any extended expiry date, if applicable.

We hereby agree with you that demands for payment under and in compliance with the terms and conditions of this Letter of Credit shall be duly honored if presented, in person, by courier or by facsimile to:

Goldman Sachs Mortgage Company

c/o Goldman Sachs Loan Operations

Attn: Letter of Credit Department Manager

2001 Ross Avenue, 29th Floor

Dallas, TX 75201

Facsimile: 917-977-4587

(or at such other U.S. address as we may designate in an amendment)

With a courtesy copy to:

Goldman Sachs Mortgage Company

Attn: Department Manager

200 West Street

New York, NY 10282

In each case where we have received the demand as described above prior to 11:00 a.m. New York, New York time, on a Business Day, we will make payment from our offices at Goldman Sachs Mortgage Company, 200 West Street, New York, NY 10282, by 5:00 p.m. New York, New York time within the following three (3) Business Days, assuming no discrepancies. In all other cases, the demand and other documents will be deemed to have been received at the opening of business on the Business Day following our receipt of such demand and other documents. As used herein, “Business Day” means any day on which interbank wire transfers can be made on the Fedwire system and which is not (i) a Saturday or a Sunday, or (ii) any day on which banks in New York or Texas are authorized or required to be closed for business. No draw may exceed the then applicable Stated Amount.

Communications other than demands may be made to us in writing and delivered in person, by courier, by email, or by facsimile transmission to us at Goldman Sachs Mortgage Company, c/o Goldman Sachs Loan Operations, Attn: Letter of Credit Department Manager, 2001 Ross Avenue, 29th Floor, Dallas, TX 75201, Email: gs-loc-operations@ny.email.gs.com, facsimile 917-977-4587. Beneficiary requests for an amendment to this Letter of Credit, including an amendment to reflect a change in the Beneficiary’s address, should be made to the Applicant, who may request the Issuer to issue the desired amendment.

Payment against this Letter of Credit may be made by wire transfer of immediately available funds to Beneficiary’s account specified in Beneficiary’s demand for payment.

Partial drawings are permitted under this Letter of Credit from time to time. Each drawing under this Letter of Credit shall automatically reduce the Stated Amount by the amount drawn.

This Letter of Credit is non-transferable and only the Beneficiary may make drawings under this Letter of Credit.

Except as otherwise expressly stated herein, this Letter of Credit is subject to the International Standby Practices 1998, International Chamber of Commerce Publication No. 590 (“ISP98”). As to matters not governed by ISP98, this Letter of Credit shall be governed by, and construed in accordance with, the law of the State of New York, including, without limitation, the Uniform Commercial Code as in effect from time to time in the State of New York.

Issuer disclaims any liability for delay, non-return of documents, non-payment, or other action or inaction compelled by a judicial order or government regulation applicable to the Issuer.

Sincerely,

GOLDMAN SACHS MORTGAGE COMPANY

By:	GOLDMAN SACHS REAL ESTATE FUNDING CORP.,
its general partner

By:
Name:
Title:

Schedule 1

Scheduled Reductions under Goldman Sachs Mortgage Company

Letter of Credit No. [            ]

At 5:00 p.m. (New York City time) on each date indicated below, the Maximum Amount shall be reduced by the applicable amount indicated below.

Reduction ($)	Date on Which the Scheduled Reduction Takes Effect

$[ ]	[ ]

$[ ]	[ ]

$[ ]	[INSERT EXPIRY DATE][13]

[13]	NTD: The total reductions through and including the expiry date should equal the initial amount of this Letter of Credit.

EXHIBIT A

[Beneficiary Letterhead]

DRAWN UNDER GOLDMAN SACHS MORTGAGE COMPANY

LETTER OF CREDIT NO. [            ]

[            ], 20[    ]

GOLDMAN SACHS MORTGAGE COMPANY

c/o Goldman Sachs Loan Operations

Attn: Letter of Credit Department Manager

2001 Ross Avenue, 29th Floor

Dallas, TX 75201

WITH A COURTESY COPY TO:

GOLDMAN SACHS MORTGAGE COMPANY

ATTN: Department Manager

200 West Street

New York, New York 10282

The undersigned, a duly authorized signatory of Goldman Sachs Bank USA (the “Beneficiary”), hereby certifies to Goldman Sachs Mortgage Company (the “Issuing Bank”), with reference to Irrevocable Letter of Credit No. [            ] (the “Letter of Credit”) issued by the Issuing Bank in favor of the Beneficiary (any capitalized term used herein and not defined shall have its respective meaning as set forth in the Letter of Credit) that:

1.    The Beneficiary is making a drawing under the Letter of Credit in the amount of [insert amount in words] United States Dollars (USD[insert amount in numerals]) (the “Drawing Amount”).

2.    The Drawing Amount does not exceed the current Stated Amount of the Letter of Credit.

3.    You are hereby directed to make payment of the requested Drawing Amount to Beneficiary’s account at [Name of Bank] at [            ], ABA No. [            ], for further credit to Account No. [            ] Re: [            ] Attention: [            ].

4.    We hereby certify that (please check one):

(a)

“We hereby demand payment in the amount of USD[            ] because, in connection with our Letter of Credit No. [            ], the beneficiary has drawn under such Letter of Credit. We are the holder of an outstanding reimbursement claim (the “Claim”) under the Continuing Agreement for Standby Letters of Credit, dated as of September, 2017, between The Sherwin-Williams Company and Goldman Sachs Bank USA (as may be amended, supplemented or otherwise modified from time to time, the “Primary LC Agreement”), and we confirm that we will apply the Drawing Amount to the Claim.”

(b)

“We hereby demand payment in the amount of USD[            ] (which amount does not exceed the aggregate outstanding undrawn amounts under the letters of credit issued under the Continuing Agreement for Standby Letters of Credit, dated as of September 11, 2017, between The Sherwin-Williams Company and Goldman Sachs Bank USA (as may be amended, supplemented or otherwise modified from time to time, the “Primary LC Agreement”) because there has been an Event of Default under the Primary LC Agreement.”

(c)

“We hereby demand payment in the amount of USD[            ] (which amount does not exceed the aggregate outstanding undrawn amounts under the letters of credit issued under the Continuing Agreement for Standby Letters of Credit, dated as of September 11, 2017, between The Sherwin-Williams Company (the “Applicant”) and Goldman Sachs Bank USA (as may be amended, supplemented or otherwise modified from time to time, the “Primary LC Agreement”) because (i) there has been a determination by any Credit Derivatives Determination Committee (or any successor to any of its functions) of the International Swap and Derivatives Association, Inc. that a “Credit Event” of any type has occurred with respect to the Applicant or (ii) a “change of control” (as defined for purposes of any of the Applicant’s outstanding public debt securities) has occurred.”

IN WITNESS WHEREOF, the Beneficiary has executed and delivered this certificate as of the [    ] day of [            ], 20[    ].

GOLDMAN SACHS BANK USA

By:
Name:
Title:

Telephone:
Email:

ANNEX B

TO

SECOND AMENDMENT TO CREDIT AGREEMENT

*    *    *    *    *    *

SCHEDULE 2.01

To

Credit Agreement

Commitments

A.    During the period from and including the Effective Date to but excluding the First Amendment Effective Date.

Lender	Commitment
Goldman Sachs Bank USA	$250,000,000.00
Total:	$250,000,000.00

B.    During the period from and including the First Amendment Effective Date to but excluding the Second Amendment Effective Date.

Lender	Commitment
Goldman Sachs Bank USA	$500,000,000.00
Total:	$500,000,000.00

C.    During the period from and including the Second Amendment Effective Date to and including the close of business on the Maturity Date.

Lender	Commitment
Goldman Sachs Bank USA	$625,000,000.00
Total:	$625,000,000.00

(continued below)

B-1

Scheduled Reductions in the Aggregate Commitments

Aggregate Scheduled Reduction ($) in the Total Commitment(s) and Commitment of the Issuing Lender (without duplication)	Date on Which Scheduled Reduction Takes Effect
$500,000,000	December 20, 2022

$125,000,000	June 20, 2023

B-2